Exhibit 99.1

MEDIA RELEASE

Visa, U.S. Retailers Resolve Claims in the Federal Multi-District Interchange Litigation

San Francisco – July 13, 2012 – Visa (NYSE: V), MasterCard and U.S. financial institution defendants have signed a memorandum of understanding to enter into a settlement agreement to resolve the Class Plaintiffs’ claims in the multi-district interchange litigation (MDL). The claims originally were brought by a class of U.S. retailers in 2005. Visa also has reached an agreement in principle to resolve the claims brought against Visa by a group of individual retailers (the Individual Plaintiffs) in the same MDL litigation. The proposed settlement payments for both the Class and Individual claims would be approximately $6.6 billion, of which Visa’s share would represent approximately $4.4 billion. Visa’s share will be paid from the litigation escrow account established pursuant to Visa’s Retrospective Responsibility Plan. More information on the plan is available in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.

The settlement agreement with the Class Plaintiffs includes, among other terms:

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A comprehensive release from participating class members for liability arising out of claims asserted in the litigation, and a further release to protect against future litigation regarding interchange and the other U.S. rules at issue in the MDL litigation.

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Distribution to class merchants of an amount equal to 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months, which otherwise would have been paid to issuers and which effectively reduces credit interchange for that period of time. This effective reduction will be distributed by a process designed to ensure that all class retailers, large and small, are able to receive the reduction. The eight month period for the reduction would begin within 60 days after completion of the court-ordered period during which individual class members may opt out of this settlement, or approximately mid-2013.

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Modifications to Visa’s rules to permit retailers to impose a surcharge on credit transactions subject to a cap and a level playing field with other general purpose card competitors. The rule changes on surcharging likely would be implemented in early 2013.

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Agreement that Visa will meet with merchant buying groups that seek to negotiate interchange rates collectively (e.g., independent drug stores). Visa retains discretion to accept or reject a proposal based on whether the Company believes it is commercially reasonable.

For the quarter ending June 30, 2012, Visa intends to record a litigation charge of approximately $4.1 billion, which will increase its total FAS 5 reserve for the litigation covered by the Retrospective Responsibility Plan from $285 million to approximately $4.4 billion, to reflect the Class Plaintiffs’ Settlement Agreement and management’s current estimate to resolve the Individual Plaintiffs’ claims.

Additional information about these settlements can be found on Form 8-K filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, as soon as accepted and processed by the SEC.

“We believe settling this case is in the best interests of all parties,” said Joseph W. Saunders, Chairman and Chief Executive Officer of Visa Inc. “We are comfortable with the terms, which we do not anticipate will impact our current guidance. Visa is well positioned to help drive the migration to electronic payments in the U.S. and globally.”

Consistent with commitments Visa made at the time of its restructuring, the settlements are subject to approval by Visa USA voting members representing two-thirds of membership proportion.

“This agreement should remove the distraction of litigation for all parties,” said Joshua R. Floum, General Counsel of Visa Inc. “We will go forward with a focus on helping retailers grow their businesses and providing them with efficient and valuable payment options.”

Visa remains in a “quiet period” which will extend until the Company’s fiscal third quarter 2012 earnings are released on July 25, 2012.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks – VisaNet – that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the terms “will,” “intend,” and similar references to the future. Examples of such forward-looking statements include, but are not limited to, statements we make about the settlement of the multi-district interchange litigation and our litigation reserves. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements because of a variety of factors, including our failure to satisfy the conditions necessary to make the settlement effective and the other factors discussed in our most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed on July 13, 2012, filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on such statements. Unless required to do so by law, we do not intend to update or revise any forward-looking statement because of new information or future developments or otherwise.

Media Relations:	Erica Harvill, 415-932-2247, eharvill@visa.com

Investor Relations:	Jack Carsky or Victoria Hyde-Dunn, 415-932-2213, ir@visa.com